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                                                       EXHIBIT 11

           GREASE MONKEY HOLDING CORPORATION AND SUBSIDIARIES
                COMPUTATION OF EARNINGS PER COMMON SHARE
                               (unaudited)





                                                    QUARTERS ENDED MARCH 31,
                                                    ------------------------
                                                    1996                1995
                                                    ----                ----

PRIMARY EARNINGS PER SHARE
Net income (loss)                               $  (122,040)            10,461
Dividends on preferred stock                        (31,303)           (31,873)
                                                ------------        -----------
Net income (loss) applicable to common stock    $  (153,343)           (21,412)
                                                ------------        -----------
                                                ------------        -----------

Common shares outstanding                         4,349,689          4,350,403


Effect of using weighted average common and
 common equivalent shares outstanding                (4,730)           (16,227)


Effect of shares issuable under common
 stock warrants using the treasury stock method        *                  *
Effect of shares issuable under stock options
 using the treasury stock method                       *                  *
                                                ------------        -----------
Shares used in computing primary earnings
 per share                                        4,344,959          4,334,176
                                                ------------        -----------
                                                ------------        -----------
Primary earnings (loss) per common share        $     (0.04)            **
                                                ------------        -----------
                                                ------------        -----------

FULLY DILUTED EARNINGS PER SHARE

Net income (loss)                                 $(122,040)            10,461

Dividends on preferred stock                        (31,303)           (31,873)
                                                ------------        -----------
Net income (loss) as adjusted                     $(153,343)           (21,412)
                                                ------------        -----------
                                                ------------        -----------

Shares used in computing primary
 earnings per share                               4,344,959          4,334,176

Effect of shares issuable upon conversion
 of preferred stock                                    *                   *
                                                ------------        -----------

Shares used in computing fully diluted
 earnings per share                               4,344,959          4,334,176
                                                ------------        -----------
                                                ------------        -----------

Fully diluted earnings (loss) per
 common share                                    $   (0.04)                **
                                                ------------        -----------
                                                ------------        -----------


*   Antidilutive
**  Less than $.01 per share